EXHIBIT 10.82

                                 LEASE AGREEMENT

                  THIS LEASE AGREEMENT is made as of April 17, 2006, by and between GREDEL PROPERTIES, L.L.C., c/o Frank A. Greek & Son, Inc., 33 Cotters Lane, East Brunswick, New Jersey 08816 (hereinafter called the "LANDLORD") and PARLUX FRAGRANCES, INC., a Delaware corporation (hereinafter called the "TENANT").

                              W I T N E S S E T H:

         WHEREAS, the Landlord owns certain lands and premises in the Township of Woodbridge, County of Middlesex, and State of New Jersey, located on the parcels described as Lots 1A, 1B, and 2 in Block 61 (the "PREMISES"), and containing 697,500 square feet of building (the "BUILDING;" and collectively with the Premises, the "PROJECT"); and

         WHEREAS, the Landlord intends to lease to the Tenant, and Tenant intends to hire and lease from Landlord, that portion of the Building containing approximately 198,500 square feet, outside dimensions, as shown on SCHEDULE A annexed hereto and made a part hereof (the "LEASED PREMISES").

         NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for the rents reserved, the mutual considerations herein and the parties mutually intending to be legally bound hereby, the Landlord does demise, lease and let unto the Tenant; and the Tenant does rent and take from the Landlord the Leased Premises as described in Article #l hereof and the Landlord and Tenant do hereby mutually covenant and agree as follows:

                                  LEASE SUMMARY

TENANT:                             Parlux Fragrances, Inc., a Delaware
                                    corporation

TENANT'S REPRESENTATIVE:            Frank A. Buttacavoli, COO and CFO

ADDRESS AND PHONE NO.:              3725 SW 30th Avenue
                                    Ft. Lauderdale, FL 33312
                                    954-316-9008

LEASED PREMISES:                    That portion of the Building, containing
                                    approximately 198,500 rentable square feet, as determined by Landlord, as shown on SCHEDULE A. Landlord and Tenant stipulate that the number of rentable square feet in the Leased Premises set forth above shall be binding upon them.

BUILDING:                           That building in which the Leased Premises
                                    are located with an address of 1000
                                    Riverside Drive (formerly Industrial
                                    Avenue), Keasbey, New Jersey 08832, located on land commonly known as Block 61, Lots 1A, 1B, and 2 on the tax maps of the Township of Woodbridge, Middlesex County, New Jersey, containing approximately 697,500 rentable square feet, situated on a portion of that certain real property legally described in SCHEDULE B attached hereto. Landlord and Tenant stipulate that the number of rentable square feet in the Building set forth above shall be binding upon them.

PROJECT: The real property legally described in SCHEDULE B attached hereto together with the Building and improvements located thereon.

TENANT'S PROPORTIONATE
SHARE OF BUILDING:                  28.459%

LEASE TERM:                         Beginning on the Commencement Date and
                                    ending on the last day of the sixtieth
                                    (60th) full calendar month thereafter,
                                    subject to adjustment for renewal as
                                    provided in this Lease or earlier
                                    termination upon default.

COMMENCEMENT DATE:                  The date on which Landlord achieves
                                    "Substantial Completion" (as defined below) of the work (as detailed in SCHEDULE C hereto) in the Leased Premises and an unconditional certificate of occupancy is issued by Woodbridge Township or a conditional temporary certificate of occupancy is issued by Woodbridge Township subject to terms and conditions the existence and satisfaction of which will not prevent or materially interfere with
                                    Tenant's conduct of its business in the
                                    Leased Premises; provided, however, that if Landlord is prevented from obtaining a certificate or temporary certificate of occupancy as a result of work performed or being performed by or on behalf of Tenant, Landlord shall notify Tenant of such fact and the Commencement Date shall occur upon delivery by Landlord to Tenant of a certification as to substantial completion of the work as detailed in Schedule C issued by Landlord's engineer. The Commencement
                                    Date is estimated to be August 1, 2006. For purposes of this Lease the term "SUBSTANTIAL
                                    COMPLETION" shall mean the completion of the work such as to allow the use and occupancy of the Leased Premises for its intended purpose subject only to the completion of punchlist items the absence and the completion of which will not materially interfere with the use of the Leased
                                    Premises or the conduct and operation of Tenant's business therein.

PARKING: Tenant shall have no fewer than 65 parking spaces for use by employees and visitors. Parking spaces are unassigned. Landlord is not responsible to supervise use of parking spaces by tenants of the Building.

MONTHLY FIXED BASE RENT:

                                    ------------ ------------------------- ------------------- ---------------------
                                      MONTHS     ANNUAL RATE PER SQ. FT.   ANNUAL FIXED        MONTHLY FIXED
                                                                           BASE RENT           BASE RENT
                                    ------------ ------------------------- ------------------- ---------------------
                                       1-24               $5.50              $1,091,750.00          $90,979.17
                                    ------------ ------------------------- ------------------- ---------------------
                                      25-48               $5.60              $1,111,600.00          $92,633.33
                                    ------------ ------------------------- ------------------- ---------------------
                                      49-60               $5.65              $1,121,525.00          $93,460.42
                                    ------------ ------------------------- ------------------- ---------------------

INITIAL ESTIMATED ANNUAL
REAL ESTATE TAX AND
OPERATING EXPENSE PAYMENTS*:

                                    ------------ ----------------------- --------------------- --------------------
                                      MONTHS     ESTIMATED ANNUAL RATE     ESTIMATED ANNUAL     ESTIMATED MONTHLY
                                                      PER SQ. FT.         OPERATING EXPENSES   OPERATING EXPENSES
                                    ------------ ----------------------- --------------------- --------------------
                                       1-60              $1.36               $269,960.00           $22,496.67
                                    ------------ ----------------------- --------------------- --------------------

                                    * The above Real Estate Tax and Operating
                                      Expense Payments are estimates only and
                                      subject to adjustment to actual costs and expenses and according to the provisions of this Lease. Utilities are to be paid separately in accordance with Paragraph 6 herein. This estimate does not include the Management Fee noted below which is payable as a part of Operating Expenses despite being listed separately.

INITIAL MONTHLY BASE
RENT AND OPERATING
EXPENSE PAYMENTS:                   $113,475.84

MANAGEMENT FEE                      3% of Fixed Base Rent

ROOF MAINTENANCE FEE:               None

SECURITY DEPOSIT:                   1 MONTH
BASE RENT & EXPENSES)               $116,000.00

REAL ESTATE TAX ESCROW:             $33,000.00

INSURANCE ESCROW:                   $16,000.00

BROKER:                             Trammell Crow Company and Cushman &
                                    Wakefield of New Jersey, Inc.

NOTICES:                            Copies of notices to Tenant to be sent
                                    concurrently to:

                                    Jerry P. Brodsky, Esq.
                                    Peckar and Abramson, P.C.
                                    One South East Third Avenue
                                    Miami, Florida  33131

ADDENDA:                            Schedule A  -  Site Plan
                                    Schedule B  -  Legal Description
                                    Schedule C  -  Landlord's Work
                                    Schedule D  -  Non-Disturbance and
                                                   Attornment Agreement
                                    Schedule E  -  Landlord Subordination and
                                                   Consent
                                    Schedule F -   Direct Recognition Agreements

TENANT'S NAICS CODE:                424210 [SIC 5122]

         1. LEASED PREMISES. The Leased Premises shall consist of approximately 198,500 square feet outside dimensions located in a one-story building as shown on SCHEDULE A on a portion of the Premises described on SCHEDULE B. The Leased Premises shall be altered by Landlord in accordance with plans and specifications as shall be mutually approved in writing by the Landlord and Tenant, and shall be incorporated by reference herein, made a part hereof and referred to as SCHEDULE C. Tenant shall have the right to use trailer parking spaces of the loading dock doors serving the Leased Premises only.


         2. TERM OF LEASE. (a) The Landlord leases unto the Tenant and the Tenant hires the aforementioned Leased Premises for the term of approximately five (5) years to commence on or about August 1, 2006 and to terminate on the last day of the calendar month in which the fifth anniversary of the Commencement Date occurs (subject to the conditions of the Commencement Date provision in the Lease Summary hereinabove). If the Commencement Date is other than the first day of the month, Fixed Base Rent and Operating Expenses for the partial month in which the Commencement date occurs shall be apportion on a per diem basis based on a month of thirty (30) days and the partial month shall be added to the first year of the Term.

           (b) If the Landlord is unable to give possession of the Leased Premises on the date of the commencement of the term hereof due to the fact that the work set forth in SCHEDULE C is not sufficiently completed or for any reason whatsoever, the Landlord shall not be subject to any liability for the failure to give possession on said date. Under such conditions, the base rent to be paid herein shall not commence until the possession of the Leased Premises is given or made available for occupancy by the Tenant, unless the failure of the Landlord to give possession is caused by Tenant as a result of work being performed pursuant to Section 2(c) below, delay in preparation and approval of plans or otherwise as a result of Tenant's acts or failure to act (in which case the rent to be paid herein shall commence when Landlord reasonably determines Landlord would have be able to give possession of the Leased Premises to Tenant but for such delay caused by Tenant). No such failure to give possession on the date of commencement shall affect the validity of the Lease or the obligations of the Tenant hereunder.

           (c) Notwithstanding the foregoing, providing that Tenant does not interfere with the performance of any of Landlord's work, Tenant may be permitted access to the Leased Premises on or about June 19, 2006 (such date to be determined in Landlord's reasonable discretion) for the purpose of installing racks and performing such other work and/or storing such personal property as Tenant may lawfully perform or store therein, provided, however, that (i) Tenant releases Landlord for any loss or damage to any personal property in the Leased Premises, from any cause whatsoever, including, without limitation, fire or theft, and acknowledges its obligation to insure against such loss or damage, and (ii) Tenant shall indemnify and defend Landlord against any claim, loss, expense or liability arising from any injury (including death) to any of Tenant's employees, or Tenant's contractor's or subcontractor's employees, and any property damage (including, without limitation, theft of materials, tools or stored product or inventory), occurring during the performance of any of Tenant's work at the Leased Premises and shall carry or cause others to carry liability insurance against any such personal injury or property damage naming Landlord as an additional insured.

         (d) Notwithstanding the forgoing, Tenant and Landlord acknowledge that application has or will be made to the Township of Woodbridge ("TOWNSHIP") for classification of Tenant's storage as Group S-1 as suggested in that certain report entitled "New Jersey Uniform Construction Code Analysis, Parlux Fragrances Distribution Center, Woodbridge, NJ, File: PAR-06-01" dated February 27, 2006, prepared by Alfred J. Longhitano, P.E., LLC. Upon receipt of notice of the results of such application from the Township the party receiving same shall promptly provided a copy of the notice to the other. In the event that the Township does not approve such application and the classification of Tenant's storage is such that requires the installation of an in-rack sprinkler system, Tenant may, by written notice to Landlord to be given within five (5) business days from receipt by Tenant of notice of the results of the application, elect to terminate this Lease, in which event all money paid by Tenant to Landlord hereunder shall be promptly refunded, without deduction. Time is of the essence with regard to any such notice of termination.

         3. FIXED BASE RENT. (a)(i) The annual fixed base rent during the term of this Lease shall be as set forth on the Lease Summary page of this Lease, payable by the Tenant in equal monthly installments on or before the first day of each month, in advance, except that the first monthly installment of fixed base rent shall be paid upon signing of this Lease. In the event that the Commencement Date is not the first day of a calendar month the apportioned fixed base rent for the partial month in which the Commencement Date occurs shall be payable on or before the first day of the first full calendar month of the Term and payment of full installments of fixed base rent shall commence as of the second full calendar month of the Term

         (b) All rents due herein and other sums due under this Lease shall be paid in U.S. funds payable on a U.S. bank at the office of the Landlord or at such other place designated by Landlord from time to time, without any prior demand and without any deduction or set-off whatsoever promptly on the dates due.

         (c) In those instances where Tenant is required to pay additional rent herein, Tenant's proportionate share shall be 28.459% (on the basis of (i) 198,500 square feet over 697,500 square feet). If Tenant's actual use of any service or common utility is more than that of other tenants then the basis for the computing of said additional rent with regard to such service or utility shall be adjusted equitably based on such actual use.

         (d) Any additional rent required to be paid by Tenant shall be due and payable no later than ten (10) days of the date of receipt by Tenant of statement by Landlord.

         (e) Tenant hereby acknowledges that late payment to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any rent or other sums due from Tenant is not received by Landlord within ten
(10) days after its due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus costs and reasonable attorneys' fees, if any, incurred by Landlord to collect amounts due from Tenant. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant's late payment. Landlord's acceptance of such late charges shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies provided under this Lease or at law.

         (f) In addition to the fixed annual base rent provided in 3(a)(i) above, Tenant shall pay to Landlord a management fee equal to three (3%) percent multiplied by the fixed annual base rent representing Landlord's fee for managing the Project, Building and Leased Premises.

         4. USE. Tenant shall use the Leased Premises for distribution, warehousing, general offices and such other uses directly related to distribution, warehousing and general offices (and for no other purpose whatsoever) subject to and in accordance with all rules, regulations, laws, ordinances, statutes and requirements of all government authorities, including the fire insurance rating organization and any similar bodies having jurisdiction over the Leased Premises. Tenant warrants to the Landlord it will not permit any flammable or hazardous materials to enter, be stored, used or remain on the Leased Premises except as expressly provided by the terms of this.

5. OPERATING EXPENSES AND REPAIRS AND MAINTENANCE.

         (a) As provided for herein, in addition to the Base Rent, Tenant shall pay to Landlord Tenant's proportionate share of all Operating Expenses, including, without limitation, repairs, maintenance and replacements (if necessary), landscape maintenance and landscaping, snow removal, utilities not directly metered to Tenant or other tenants, general exterior debris and garbage removal at the Project (but excluding Tenant's dumpsters or other trash removal and/or recycling), broken glass, common area cleaning (if applicable), sprinkler monitoring, standby sprinkler charges, asphalt driveway and parking lot maintenance (including, without limitation, dolly pads and curbs), exterior lighting, repair or replacement of fencing, parking lot re-striping, painting and power washing of exterior, re-caulking of panel joints, non-structural maintenance of roof (including roof membrane, smoke domes and skylights), pest control and extermination (but excluding within the Leased Premises), repair of sanitary and storm sewers and utility feeds, security (if any, and nothing herein shall be construed to require Landlord to provide security services of any kind) and the management fee payable pursuant to Section 3(f) (collectively, "OPERATING EXPENSES"). Operating Expenses exclude: (i) Tenant's payment of taxes, insurance, roof maintenance and environmental inspections which shall be governed as provided for elsewhere in this Lease; and (ii) specific repairs requested by Tenant to its Leased Premises not contemplated under this Lease. Notwithstanding the foregoing, Landlord agrees that to the extent that guarantees or warranties are applicable to the Building or any equipment, same will be enforced for the benefit of the Project.

         (b) Tenant shall pay monthly, in advance and on the same day as the Base Rent is due, one-twelfth (1/12th) of the estimated amount of its proportionate share (as defined in the Lease) of the Operating Expenses as determined by Landlord within its reasonable discretion and as set forth in a notice delivered to Tenant at least thirty (30) days before the expiration of the current calendar year (the "ESTIMATED PROPORTIONATE SHARE"). Within ninety
(90) days after the expiration of each calendar year, and within one hundred twenty (120) days after the expiration or other termination of the Lease, Landlord shall deliver to Tenant a reasonably detailed statement showing Tenant's Proportionate Share of the Operating Expenses actually incurred by Landlord during the preceding year (the "ACTUAL PROPORTIONATE SHARE"), provided however that the failure to deliver such statement shall not prohibit Landlord from collecting any deficiency in the estimated payment of such Operating Expenses for any past period or from collecting such Operating Expenses in applicable current or future periods. If Tenant's Estimated Proportionate Share under this Section during the preceding year exceeds Tenant's Actual Proportionate Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant's payment of its Estimated Proportionate Share of such Operating Expenses next becoming due or, if at the end of the Term, Landlord shall remit to Tenant such overpayment, by check, within forty-five (45) days after delivery of such statement. If Tenant's Estimated Proportionate Share under this Section 5(b) during said preceding year was less than Tenant's Actual Proportionate Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 45 days after delivery by Landlord to Tenant of said statement. At any time and upon reasonable notice, Landlord may adjust the amount of the Tenant's Estimated Proportionate Share to reflect Landlord's revised estimate of such expenses for the remainder of the current calendar year. Landlord also reserves the right to bill Tenant for other extraordinary Operating Expenses, not contemplated within the Estimated Proportionate Share (the "ADDITIONAL OPERATING EXPENSES") as incurred, and shall provide Tenant with copies of the backup documentation supporting each such bill, and such Additional Operating Expenses shall be due within thirty (30) days of the date of Tenant's receipt of such bill from Landlord.

         (c) Tenant shall have the right to examine and audit Landlord's records supporting the statement of Operating Expenses during normal business hours, and at Landlord's office where the records regarding the Operating Expenses are maintained, upon not less than three business days' notice. Tenant shall commence its examination and, if applicable, its audit within 90 days after receipt of the statement, shall perform its examination and audit with diligence and continuity and shall complete its examination and audit and deliver a copy thereof to Landlord within 30 days after beginning the audit. The cost of any such examination and audit shall be paid by Tenant, provided that Landlord shall reimburse Tenant for the reasonable cost of the audit if the audit reveals an overcharge of 5% or more and the amount of the overcharge is not reduced below such 5% upon Landlord's dispute thereof. Landlord shall refund to Tenant any overpayment, or Tenant shall pay to Landlord any underpayment, as applicable, for the calendar year in question within 30 days after the amount of the overpayment/underpayment has been established by the audit or as provided in this subsection. If Tenant fails to exercise its rights of audit within the 180 day period, the amount of Tenant's obligations for Operating Expenses shall be conclusively established as the amount set forth in the statement delivered by Landlord to Tenant. If, however, Tenant timely exercises its right to audit and the results thereof differ from Landlord's statement of Operating Expenses and Landlord disputes Tenant's audit and gives Tenant notice within 30 days of Landlord's receipt thereof that it disputes the results of such audit, Landlord and Tenant will use reasonable efforts to resolve the dispute. If the dispute is not resolved by Landlord and Tenant within 30 days after Landlord's notice of dispute, the dispute shall be resolved by a mutually-selected independent certified public accountant with at least ten years experience in the commercial real estate market. In the event Landlord fails to give Tenant notice that it disputes Tenant's audit within such 30 day period, the amount of Tenant's obligation for Operating Expenses shall be conclusively established as the amount set forth in Tenant's audit. Any personnel involved in the examination or audit who are not employees of Tenant shall be required to sign a confidentiality agreement which precludes such person, and any firm with which he/she may be associated, from disclosing any information obtained to any third parties.

         (d) Tenant shall, at its sole cost and expense, make all repairs and replacements to the Leased Premises, including the maintenance of same as the same may be required during the term of this Lease, provided that such damage to the Leased Premises is not caused by the sole negligence or intentional act of Landlord, its agents, servants, contractors or employees, or of other tenants of the Building or such other tenant's agents, servants, contractors, employees or invitees (collectively, "OTHER TENANT PARTIES"). Tenant shall maintain a service contract on the HVAC system with a vendor reasonably acceptable to Landlord. Notwithstanding the foregoing, Landlord shall, at its own cost and expense, make all repairs and replacements to the structural elements of the Building and the Leased Premises, and any latent defects therein except for repairs resulting from the negligence or intentional acts of Tenant or its agents, employees, contractors or invitees. Structural elements as used herein shall be defined as load bearing walls, steel, foundation, footings and the roof structure. Structural elements specifically exclude the roof membrane, roof mounted smoke domes and skylights, windows, window frames, doors, door frames and glass which shall be maintained, repaired and replaced (if necessary) by Landlord as an operating expense; provided that any damage to the foregoing is not caused by the negligence or intentional act of Landlord, its agents, servants, employees, contractors or Other Tenant Parties. Landlord represents that the floors of the Leased Premises consist of an 8" concrete slab capable of bearing loads of 500 pounds per square foot.

         (e) The Tenant covenants and agrees that it shall not cause or permit any waste (other than reasonable wear and tear), damage, disfigurement or injury to the Leased Premises, or any overloading of the floors of the building constituting part of the Leased Premises.

         (f) The Tenant expressly covenants and agrees at its sole expense to replace with similar quality glass any broken glass in the windows, doors or other apertures of the Leased Premises which may become damaged or injured.

         (g) (i) The Landlord shall, at Tenant's sole cost and expense, maintain, repair and keep free and clear of ice and snow, the driveways and parking areas as well as maintain and repair the common area hallway(s), bathroom(s) and loading dock area(s), if any. Such amounts shall be treated as Operating Expenses as provided for in Section 5(a). Tenant shall reimburse Landlord for its proportionate share of all repairs to the front and rear asphalt parking areas.

                  (ii) The Tenant shall at its cost and expense, maintain, repair and keep free and clear of ice and snow the sidewalks, steps and approach sidewalks to the Leased Premises; and the Tenant shall further, at its own cost and expense, keep the exterior of the Leased Premises free and clear of paper and other debris so as to keep same in a good and orderly manner as reasonably prescribed by Landlord. Tenant shall be responsible for its own garbage disposal and dumpsters (if any).

                  (iii) In the event the Landlord expends any amounts in fulfilling the Tenant's obligation herein, then the Tenant shall pay as additional rent its proportionate share of such amounts expended as provided under the formula in Article 3 hereof.

         (h)      Intentionally Omitted


         6. UTILITIES. The Tenant shall be responsible for, and at its own cost and expense, shall pay all utility meter charges, deposits, service charges and use of utilities, including gas, electric, water and sewer. All utilities not separately metered shall be assessed against Tenant and other tenants sharing same as provided in the formula in Article 3 (c).


         7. TAXES. (a) The Tenant shall pay as additional rent its proportionate share of the "Estimated Real Estate Taxes Assessed on Project Land and Improvements" (as such term is defined in Section 7(b) herein), said obligation to commence and be prorated as of the Commencement Date of this Lease and as of the date of termination hereunder. In addition to the obligation to pay real estate taxes as hereinabove set forth, the Tenant shall, during the term of this Lease, pay, as additional rent, its proportionate share of any levy for the installation of local improvements and any municipal license fees affecting the Leased Premises or the building in which the Leased Premises is located as may be assessed by any governmental agencies, boards or bureaus having jurisdiction thereof. If any assessment or imposition for capital or public improvements may be payable by law at the option of the taxpayer in installments, Landlord shall elect to make payment in installments and such installments payment of which are due during the Term of this Lease (or any renewal lease) shall be paid by Tenant with any interest that may be due thereon before any fine, penalty, interest or cost shall be added thereto, and those payments due after the expiration of this Lease shall be the obligation of the Landlord.

(b) As used in this Section 7, the term "ESTIMATED REAL ESTATE TAXES ASSESSED ON PROJECT LAND AND IMPROVEMENTS" shall mean an amount equal to the final product of (i) the "Estimated Assessed Value of Land and Improvements" (as herein defined) associated with the Project, multiplied by (ii) the so-called county equalization ratio ("APPLICABLE EQUALIZATION RATIO") in effect for the Township of Woodbridge ("TOWNSHIP") for the year in question, (iii) multiplied by the final tax rate (sometimes referred to as "millage") of the Township applicable to the Keasby district ("APPLICABLE TAX RATE") in effect from time to time. As used in this Section 7, the term "ESTIMATED ASSESSED VALUE OF LAND AND IMPROVEMENTS" shall mean $36,967,500.00. Such Estimated Assessed Value of Land and Improvements shall be fixed for the initial 5-year Term of this Lease. Notwithstanding the foregoing, for purposes of calculating Tenant's proportionate share of the Estimated Real Estate Taxes Assessed on Project Land and Improvements for the portion of the Term that falls within calendar year 2006, Landlord agrees that such amount shall be fixed at $1.00 psf of the Building ($697,500.00) and that Tenant's proportionate share will be $697,500.00 multiplied by Tenant's Proportionate Share of Building (28.459%) and prorated to reflect the portion of the tax year falling after the Commencement Date. For the remainder of the initial Term of this Lease Tenant shall be entitled to a credit ("TENANT'S TAX CREDIT") to be applied in equal monthly installments against Tenant's proportionate share of the Estimated Real Estate Taxes Assessed on Project Land and Improvements in an amount equal to the product of: (a) 198,500 sf, times (b) the difference between (i) $1.00 psf and (ii) the product of $36,967,500.00 multiplied by the 2006 so-called county equalization ratio for the Township and the 2006 Applicable Tax Rate and product divided by 697,500. [FOR EXAMPLE: If the Township's 2006 Applicable Equalization Ratio were to be 30.32% and the 2006 Applicable Tax Rate were to be $6.959 per $100 of assessed value, Tenant's Tax Credit against its proportionate share of Estimated Real Estate Taxes Assessed on Project Land and Improvements for each tax year within the initial Term after calendar 2006 would be $0.11828 psf (prorated for any partial year), calculated as follows: Estimated Assessed Value of Land and Improvements ($36,967,500.00) times Township's 2006 Applicable Equalization Ratio (30.32%) equals $11,208,546.00. $11,208,546.00 multiplied by the 2006
Applicable Tax Rate of $6.959 per $100 equals Estimated Real Estate Taxes Assessed on Project Land and Improvements of $780,002.72. Estimated Real Estate Taxes Assessed on Project Land and Improvements of $780,002.72 divided by 697,500 sf of Building area equals a tax per square foot of Building area of $1.11828 per square foot. Per square foot tax of $1.11828 minus agreed upon 2006 tax of $1.00 psf, equals credit of $0.11828 psf. Credit of $0.11828 psf multiplied by 198,500 sf of Leased Premises area equals Tenant's Tax Credit of $23,478.58 to be applied monthly in the amount of $1,956.55. Assuming a Commencement Date of August 1, 2006 and a full 5-year initial Term, Tenant's Tax Credit would be applied in its full amount of $23,478.58 (to be applied monthly in the amount of $1,956.55) for each of calendar years 2007, 2008, 2009 and 2010, and in the amount of $13,695.84 (7/12ths of $23,478.58) applied January, 2011 through July, 2011 at $1,956.55 per month.]

     Landlord shall notify Tenant not more than thirteen (13) and no less than twelve (12) months before the end of the initial Term (or applicable renewal term) of the Landlord's determination of the Estimated Assessed Value of Land and Improvements to be applicable in the event that Tenant elects to exercise a renewal option as provided in Section 35 of this Lease. Tenant shall, within twenty (20) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Estimated Assessed Value of Land and Improvements.

     If Tenant does not timely notify Landlord that Tenant rejects Landlord's determination of the Estimated Assessed Value of Land and Improvements, then, in the event of Tenant's election to renew, such Estimated Assessed Value of Land and Improvements shall be applicable in the calculation of Estimated Real Estate Taxes Assessed on Project Land and Improvements during the renewal term. If Tenant timely rejects the Landlord's determination of Estimated Assessed Value of Land and Improvements, Landlord and Tenant shall use good faith efforts to agree on the Estimated Assessed Value of Land and Improvements. If Landlord and Tenant are unable to agree upon a Estimated Assessed Value of Land and Improvements, then Landlord and Tenant shall promptly select a mutually agreeable real estate appraiser (who shall be a MAI with not less than ten (10) years experience in industrial leasing in the Middlesex and Union County area) who shall by not later than ten (10) months before the end of the initial Term (or applicable renewal term) determine the Estimated Assessed Value of Land and Improvements based upon the then applicable assessed valuations of comparable buildings in the Township and in the event of Tenant's election to renew, such Estimated Assessed Value of Land and Improvements determined by the appraiser shall be applicable in the calculation of Estimated Real Estate Taxes Assessed on Project Land and Improvements during the renewal term.

     Notwithstanding the foregoing, Landlord and Tenant agree that (i) there shall be no Tenant's Tax Credit during any renewal term, and (ii) the Estimated Assessed Value of Land and Improvements as determined by an appraiser pursuant to the preceding subparagraph of subsection 7(b) shall not exceed, and shall be capped at, an amount equal to the assessed valuation of land and improvements as determined by the tax assessor of the Township of Woodbridge.

         (c) While that certain Second Amended Financial Agreement dated February 28, 2005, executed by and between Landlord and the Township of Woodbridge (as same may have been or may be amended from time to time, "FINANCIAL AGREEMENT"), is in full force and effect, Tenant shall have no right to contest any Project Improvement Taxes or the terms of the Financial Agreement. Thereafter, in the event Tenant wishes to contest any Real Property Taxes (or Project Improvement Taxes in the event the Financial Agreement is terminated), Landlord covenants and agrees that it will lend its name and execute all papers necessary to aid Tenant in contesting or litigating said assessment; provided, however, that said litigation or contest shall be at the sole cost and expense of Tenant, and shall not affect Landlord's ownership of or title to the Project or cause forfeiture thereof.

         (d) The Tenant shall deposit with the Landlord at the signing of this Lease the amount of $33,000.00, to be used by Landlord to pay that portion of real estate taxes payable under this Lease by Tenant. Thereafter Tenant shall pay to Landlord with each monthly rent payment an amount equal to one-twelfth (l/l2th) of Tenant's proportionate share of the Estimated Real Estate Taxes Assessed on Project Land and Improvements, less the monthly portion of Tenant's Tax Credit, if applicable.

         8. INSURANCE. (a) Landlord shall maintain special form property insurance (or equivalent) covering the full replacement value of the Building in which the Leased Premises is located (excluding foundations), less a commercially reasonable deductible if Landlord so chooses. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial general liability insurance, flood insurance, and rent loss insurance, and such other insurance as may be required by any mortgage lender holding a mortgage lien on the Project. Landlord's insurance may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer's cost calculations). Tenant shall also reimburse Landlord for any increased premiums imposed by the insurer as a result of the nature of Tenant's use and/or occupancy of the Leased Premises or additional insurance which Landlord must purchase as a result of any change in the terms and conditions of Landlord's existing insurance policy(ies) (i.e., to replace coverage presently existing which may be excluded by the insurer in the future), required by any institutional lender holding a mortgage on the Project or customarily carried by the owners of similar properties in the Middlesex/Union County area.

         (b) Effective as of the earlier of: (1) the date Tenant enters or occupies the Leased Premises; or (2) the Commencement Date, and continuing during the Lease Term, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage: (i) special form property insurance (or equivalent) covering the full replacement value of all property and improvements installed or placed in the Leased Premises by Tenant or for Tenant's benefit;
(ii) worker's compensation insurance with no less than the minimum limits required by law; (iii) employer's liability insurance with such limits as required by law; and (iv) commercial general liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $2,000,000, for a total minimum combined general liability and umbrella limit of $3,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Leased Premises. Landlord may from time to time require reasonable increases in the limits of insurance required by the terms of this Lease. The commercial general liability policies shall name Landlord and Landlord's agents, including the property manager (currently Frank A. Greek & Son, Inc.), as additional insureds, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, contain a hostile fire endorsement or amended pollution endorsement, and a contractual liability endorsement. Evidence of such insurance (on an ACORD 27 form), or at Landlord's option, copies of the policies evidencing coverage shall be delivered to Landlord by Tenant at least ten (10) days prior to the Commencement Date and at least fifteen (15) days prior to each renewal of said insurance. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord copies of such policies and evidence of the coverage required herein, in either case after five
(5) days from the date of Tenant's receipt of written notice from Landlord, then Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of the cost. The Tenant's coverage may be included in a blanket policy (in which case the cost of such insurance allocable to the Leased Premises will be expressly specified and all limits or coverage and deductibles shall be calculated and made applicable with regard to the Leased Premises only). The limits of coverage set forth in this Lease shall not be construed to limit the coverage available to any additional insured party to an amount which is less than the full policy limit(s) of the coverage(s) actually carried by Tenant.

         (c) The special form property insurance obtained by Landlord and Tenant shall include the right of the insured to waive subrogation and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, managers, in connection with any loss or damage thereby insured against. The failure of a party to insure its property shall not void this waiver. Notwithstanding anything to the contrary contained herein, Tenant hereby releases and waives any claims against Landlord, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder (whether by self-insurance or otherwise), regardless of whether the negligence or fault of Landlord caused such loss. Landlord hereby releases and waives any claims against Tenant, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder to the extent insurance proceeds are received therefor, regardless of whether the negligence or fault of Tenant caused such loss; however, Landlord's release and waiver shall not apply to any deductible amounts of $100,000.00 or less maintained by Landlord under its insurance policy.

         (d) The Tenant shall place with the Landlord an amount in escrow sufficient to cover Tenant's proportionate share of one (l) year's premium for insurance purchases by the Landlord. Thereafter, commencing as of the Commencement Date, Tenant shall pay to Landlord each month as additional rent Tenant's proportionate share of 1/12th of estimated annual premiums for Landlord's insurance.

         9. FIXTURES (a) The Tenant is given the right and privilege of installing and removing (without damage to real property) his personal property, furniture, equipment and fixtures in the Leased Premises during the term of the lease, it being understood and agreed, however, that in the event of: (i) default by the Tenant under the terms and conditions of this Lease; or (ii) upon the expiration of this Lease; or (iii) if the Tenant moves out or is dispossessed and fails to remove any such property, equipment and fixtures or other property within thirty (30) days after such default or removal pursuant to the applicable terms and conditions of this Lease; then and in any such event, the said property, equipment and fixtures or other property shall be deemed, at the option of the Landlord, to be abandoned, (and become Landlord's property) or in lieu thereof, at the Landlord's option, it may remove such property and charge the reasonable cost and expense of removal and storage to the Tenant.

         (b) Anything to the contrary contained herein notwithstanding it is expressly understood and agreed that the Tenant may without injury to real property install, connect and operate equipment as may be deemed necessary by the Tenant to conduct its business subject to applicable rules and regulations of governmental agencies, boards and bureaus having jurisdiction thereof; provided, in any event, that subject to the terms and conditions of this article and article 9(a), the machinery and fixtures belonging to the Tenant shall, at all times, be considered and intended to be personal property of the Tenant, and not part of the realty, and subject to removal, by the Tenant, provided at the time of such removal that the Tenant is not in default pursuant to the terms and conditions of this Lease, and that the Tenant, at its own cost and expense, pays for any damage to the Leased Premises caused by such installation and removal.

         (c) Upon request by Tenant from time to time Landlord will execute and deliver to Tenant a subordination of in favor of a lender or lessor of any lien rights Landlord may have against Tenant's personal property or leased personal property at the Leased Premises, such subordination to be substantially in the form referenced as "Landlord's Subordination and Consent" on the Summary Page under the heading "Addenda," subject to such modifications as may be agreed to between Landlord and the applicable lender or lessor. Tenant shall pay to Landlord, within 30 days of Landlord's request, and as additional rent, the fees and disbursements of Landlord's counsel incurred in connection with the preparation and negotiation of such subordination.


         10. ASSIGNMENT AND SUBLETTING. (a) Tenant will not assign this Lease in whole or part, nor sublet all or any part of the Leased Premises, without the prior written approval of the Landlord in each instance, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any approved assignment or approved sublease, the Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

         (b) If at any time during the term or any renewal term, Tenant shall have received a bona fide offer from a prospective subtenant of the Leased Premises with respect to the proposed occupancy as subtenant of all or a portion of the Leased Premises, Tenant shall furnish a copy of such offer to Landlord. In addition to the right to exercise consent with respect to the proposed subtenancy, Landlord shall have the right, by written notice given to Tenant within twenty (20) days of Landlord's receipt of the copy of such offer, to agree to accept the proposed subtenant as a direct tenant of Landlord. In the event that (i) Landlord shall have given timely notice as aforesaid to Tenant,
(ii) Landlord and the prospective subtenant shall have entered into a written agreement for direct tenancy by such subtenant, and (iii) such subtenant shall have entered into occupancy of the Leased Premises and commenced direct payment of rent to Landlord, then automatically upon the occurrence of all three such events, Landlord and Tenant hereunder shall be and become released from any further obligation under this Lease with respect to the portion of the Leased Premises recaptured and the Lease between Landlord and Tenant hereunder shall be deemed terminated and of no further force and effect (rental to be adjusted as of the date of termination) as to such portion of the Leased Premises. It is understood and agreed that neither party hereto shall be released from its obligations to the other party as to the recaptured portion of the Leased Premises unless and until Landlord shall have entered into an agreement in writing as aforesaid with the proposed subtenant and the term of the tenancy with such subtenant shall have commenced. Unless and until the said events shall have occurred by virtue of which Landlord and Tenant shall have been released from their obligations under this Lease with respect to the recaptured portion of the Leased Premises this Lease shall remain in full force and effect and shall continue to be binding upon Landlord and Tenant as to the entire Leased Premises.

         (c) Notwithstanding anything contained in this Section 10 to the contrary, Tenant shall have the right on reasonable prior notice to Landlord but without consent of Landlord to assign this Lease or sublet all or a portion of the Premises to a person or entity which is an "Affiliate" (as such term is defined below) of Tenant or which results from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets or stock of Tenant as a going concern in the business that is being conducted on the Premises, provided such entity, in the case of an assignment, assumes all the obligations of Tenant under the Lease. Tenant shall promptly after any such assignment or subletting provide notice of such to Landlord. For purposes hereof, "AFFILIATE" shall mean any person, entity, firm or corporation which shall be controlled by, under the control of, or under common control with Tenant, and "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, entity, firm or corporation, whether through the ownership of voting securities, by contract or otherwise. In the event Tenant is a publicly traded corporation, the sale of stock shall not be deemed to constitute an assignment or transfer of this Lease. Irrespective of any such assignment, Tenant shall remain liable for the full and faithful performance of each and every covenant to be performed by Tenant hereunder.

         11. FIRE OR OTHER CASUALTY LOSS. (a) In case of damage by fire or other casualty to the building in which the Leased Premises is located, if the damage is so extensive as to require substantial reconstruction of such building, this Lease shall cease at the Landlord's option and the rent shall be apportioned as of the time of damage. Substantial reconstruction shall mean damage so extensive that the cost of restoration shall be 50% of the entire cost of the demolition of the damaged building and the erection of a new building of the same size and design shall exceed 50% of the replacement cost of the building immediately prior to such damage.

         (b) In all other cases of damages by fire or other casualty to the Leased Premises or the building of which it is a part, the Landlord shall repair (using proceeds of insurance claim) the damage with reasonable dispatch, and if the damage has rendered the Leased Premises untenantable, in whole or in part, there shall be an apportionment of the rent until the damage has been repaired. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by strikes, governmental approvals, adjustment of insurance claims and other causes beyond the Landlord's control.

         (c) If the restoration is not completed within nine (9) months after the occurrence of the fire or other casualty, Tenant shall have the right to terminate this Lease by forthwith giving written notice thereof to Landlord.

         (d) Notwithstanding anything contained herein to the contrary, if the Leased Premises are substantially destroyed or damaged during the last twenty-four (24) months of the term of this Lease, Landlord or Tenant may cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to the other party of its election to do so within thirty (30) days after the date of occurrence of such damage. Tenant may avoid such termination election by Landlord by exercising a right of renewal, if applicable, within fifteen (15) days of Tenant's receipt of Landlord's notice of termination.

         12. COMPLIANCE WITH LAWS, RULES AND REGULATIONS; NUISANCE.

         (a) (i) Tenant shall, at Tenant's sole cost and expense, without notice or demand from Landlord, faithfully observe and comply with all laws, rules and requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Tenant's occupancy and use of the Leased Premises and/or Land. Landlord shall make any improvements or modifications to the Building or Land which are required to comply with all laws, rules and requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to the Building or Land which are not specific to Tenant's occupancy and use of the Leased Premises and/or Land. Notwithstanding the foregoing, any cost incurred by Landlord in performance of its obligations under this subparagraph 12(a) shall be amortized by Landlord on a straight line basis with imputed interest of 10% per annum over the lesser of the useful life of the improvement or modification or ten (10) years, and Tenant shall reimburse Landlord as additional rent for the portion of such amortized cost as is applicable to any period of time within the term or any renewal term of this Lease.

              (ii) Tenant shall, at Tenant's sole cost and expense, without notice or demand from Landlord, conduct its operations in a manner so as not to create a nuisance or otherwise unreasonably disturb the operations of other tenants of the Building, or the employees or invitees of such other tenants, including, without limitation, by creating or permitting the production or accumulation of odors or fumes outside of the Leased Premises in concentrations which are offensive, disruptive or disagreeable, or threatening to health, safety or reasonable personal comfort.

           (b) Tenant's NAICS Code and Standard Industrial Classification Number are as set forth on the summary page of this Lease. Tenant will immediately notify Landlord of any changes in either number during the term of this Lease. Tenant agrees to comply with all the requirements of the Industrial Site Recovery Act ("ISRA") N.J.S.A. l3:1K-6 et seq. and the Spill Compensation and Control Act ("SPILL ACT") N.J.S.A. 58:l0-23 et seq., and all regulations promulgated in connection therewith regarding any substances or materials placed or used upon the Leased Premises by Tenant, its agents, employees or contractors. All references to ISRA and/or the Spill Act in this Lease shall be deemed to include any predecessor or successor statute(s) to same.

           (c) That in case the Tenant shall fail or neglect to comply with the aforesaid statutes, ordinances, rules, orders, regulations and requirements or any of them, or in case the Tenant shall neglect to maintain the Leased Premises or fail to make any necessary repairs called for in the Lease, then the Landlord or the Landlord's agents may after twenty (20) days' written notice, (except, in the case of an emergency, action may be taken immediately) enter Leased Premises and make such repairs, effect such maintenance and comply with any and all of the said statutes, ordinances, rules, orders, regulations or requirements, at the cost and expense (including experts and reasonable attorney's fees) of the Tenant and in case of the Tenant's failure to pay therefor, the said cost and expense shall be added to the next month's rent and be due and payable as such, or the Landlord may deduct the same from the balance of any monies remaining with Landlord. The failure by the Landlord to take any action hereunder, or the delay by Landlord in taking any action, shall not place any liability or obligation on the Landlord. This provision is in addition to the right of the Landlord to terminate this Lease by reason of any default on the part of the Tenant.

           (d) To the best of Landlord's knowledge, information and belief, the Project complies with all applicable laws, rules and regulations, including environmental laws, as of the date of this Lease and except for violations resulting from work performed by or on behalf of Tenant or any other tenant of the Project, will so comply as of the Commencement Date

     13. INSPECTION BY LANDLORD. The Tenant agrees that the said Landlord's agents, and other representatives, shall have the right to enter into and upon Leased Premises, or any part thereof, at all reasonable hours for the purpose of inspecting the same upon reasonable advance notice, except in the event of emergency, for effecting such maintenance, making such repairs or alterations therein as may be necessary for the safety and preservation thereof. Landlord shall use commercially reasonable efforts to avoid interference with Tenant's business operations during any such entry. Nothing herein shall be construed to require Landlord to use overtime labor or perform work in other than normal hours of the construction industry.

     14. RIGHT OF RE-ENTRY. If the Leased Premises, or any part thereof, shall become vacant due to the Tenant's removal or failure to pay rent and other charges payable hereunder during the said term, or should the Tenant be evicted by summary proceedings or otherwise, the Landlord or Landlord's representatives may re-enter the same, either by force or otherwise, without being liable to prosecution therefor; and relet the Leased Premises as the Agent of the Tenant and receive rent thereof; applying the same, first to the payment of such expenses as the Landlord may incur in reentering, and then to the payment of the rent due by these presents. The Tenant, however, shall continue to remain liable for any deficiency.

     15. DEFAULT. (a) It is expressly understood and agreed that subject to the terms and conditions of the within Lease, in case the Leased Premises shall be deserted or vacated due to the Tenant's removal or failure to pay rent punctually, or if default be made in the payment of the rent or other monetary obligations hereunder to be paid for by the Tenant, or any part thereof as herein specified, and such default shall continue for a period of ten (l0) days after written notice from the Landlord to the Tenant, and if such default shall have not been remedied or cured within said ten (l0) day period; or

           (b) If the Tenant defaults in the prompt and full performance of any of the provisions of this Lease (except those set forth in Section l5(a) hereof), or if the Tenant shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the federal, state, county and municipal government, or if the Tenant shall file a petition in bankruptcy or arrangement, or be adjudicated a bankrupt or make an assignment for the benefit of creditors or take advantage of any insolvency act, or any involuntary petition or similar pleading is filed in any court under any section of any state or federal bankruptcy act seeking to declare Tenant bankrupt or seeking a plan of reorganization for Tenant and such petition or pleading is not removed within thirty (30) days after its filing;

           (c) Then and in any such event of default under (a) and (b) above Landlord may, with or without any demand whatsoever or further notice, pursue any one or more of the following remedies: (i) Landlord shall have the right, at its election, to cancel and terminate this Lease and dispossess Tenant; or, (ii) Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated; (iii) Landlord may elect to enter and repossess the Leased Premises and relet the Leased Premises for Tenant's account, holding Tenant liable in damages for all expenses incurred in any such reletting (including without limitation advertising expenses, brokerage commissions, attorney's fees, and repairs, replacements, alterations and improvements) and for any difference between the amount of rent received from such reletting and that due and payable under the terms of this Lease; or (iv) Landlord may enter upon the Leased

Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action). All such remedies of Landlord shall be cumulative, and in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

         Landlord shall credit Tenant (or refund to Tenant if Tenant shall have already made payment to Landlord) as and when received by Landlord with the amount of the net rents actually collected by Landlord from such reletting, after first deducting from the gross rents (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord's reentry into the Premises, including any theretofore unrecovered expenses of reletting and other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises, or if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant's liability for damages or otherwise under this Lease.

           (d) It is expressly understood and agreed, however, that the Landlord's right to terminate this Lease, pursuant to the terms and conditions of the foregoing subsection (b) as to failure to comply with said statutes, etc., of the federal, state, county and municipal government, shall be subject to the Tenant's right of curing, or beginning to cure, any condition or event upon which the Landlord relies for terminating this Lease, within thirty (30) days after the written notice provided in subsection (b) above. If the Tenant shall (if the same does not cause any forfeiture of title to Landlord), in good faith, contest any of the rules and regulations or decision of any applicable federal, state, county or municipal government as aforementioned, the Landlord's right to terminate this Lease shall be suspended during the period of such contest, or action to cure, so long as the Tenant prosecutes its objections or otherwise moves promptly; and provided further, that the Tenant hereby covenants and agrees, at its own cost and expense, to provide a Bond or Surety satisfactory to Landlord and to indemnify and defend the Landlord against any prosecution, fine or judgment, civil or criminal, as a result of any violation by the Tenant of any federal, state, county or municipal regulation as aforementioned which the Tenant shall contest.

           (e) Notwithstanding anything contained in this Lease to the contrary,
(i) Tenant shall not be in default of its obligations under this Lease if Tenant vacates the Leased Premises prior to the termination of the term of the Lease, provided that there is no uncured default on the part of the Tenant under any terms, conditions and covenants of this Lease, and Tenant continues to pay to Landlord fixed annual base rent and additional rent pursuant to Section 3 of this Lease, and (ii) it is expressly understood and agreed, however, that the Landlord's right to terminate this Lease pursuant to the terms and conditions of subsection (i) of the foregoing subparagraph (c) shall be subject to the provision that if the cause for giving such notice involves the making of repairs or other matters reasonably requiring a period of time longer than thirty (30) days, then the Tenant shall be deemed to have cured such default if Tenant has commenced such cure within said thirty (30) day period and has proceeded diligently to prosecute completion or compliance within a reasonable time thereafter.


     16. NOTICES. All notices, demands and requests required or permitted to be given to Landlord or to Tenant shall be given by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier which obtains a signed delivery receipt, shipping prepaid. Notices shall be addressed to Landlord at c/o Frank A. Greek & Son, Inc., 33 Cotters Lane, East Brunswick, New Jersey 088l6, and to Tenant at the Leased Premises and the address set forth in the Lease Summary, and/or such other place as Landlord or Tenant shall designate in writing. Notices may be served by an attorney on behalf of Landlord or Tenant. Except where otherwise expressly provided to the contrary, all notices, demands and requests shall be deemed given upon receipt as evidenced by the signed return/delivery receipt therefor.


     17. NONWAIVER BY LANDLORD. Failure of Landlord to insist upon the strict performance of any provisions or to exercise any option or enforce any rules and regulations shall not be construed as a waiver for the future of any such provision, rule or option. The receipt by Landlord of rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent shall be deemed to be other than on account of the earliest rent then unpaid nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent


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

be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

     18. LIABILITY OF TENANT FOR DEFICIENCY. In the event that the relation of the Landlord and Tenant may cease or terminate by reason of the re-entry of the Landlord under the terms and conditions contained in this Lease or by the ejectment of the Tenant by summary proceedings or otherwise, or after the abandonment of the premises by the Tenant, it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the rent which accrued subsequent to the re-entry by the Landlord, and the Tenant expressly agrees to pay as damages for the breach of the covenants herein contained the difference between the rent reserved and the rent collected and received (after deducting costs and expenses), if any, by the Landlord, during the remainder of the unexpired term, and such difference or deficiency between the rent reserved herein and the rent collected, if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained.

     19. RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS.

           (a) Tenant may not make alterations, additions or improvements (for purposes of this Section 19, "IMPROVEMENTS") to the Leased Premises, the Building or the Project which require any governmental approval or permit, including, without limitation, site plan approval or a building, plumbing or electrical permit, without the written consent of Landlord. Landlord's consent shall not be unreasonably withheld, conditioned or delayed for non-structural Improvements which do not, in Landlord's reasonable opinion, adversely affect the value of the Project or the Building, or the ability of Landlord to relet the Leased Premises, and which cost, in the aggregate for all such Improvements made in any period of 12 consecutive months, less than $50,000.00. Landlord shall endeavor to issue consent or disapproval within thirty (30) days of receipt of written request for same from Tenant. If Landlord does not timely respond to Tenant's request, Tenant may serve a second notice which shall advise Landlord, IN BOLD FACE TYPE, that failure to issue consent or disapproval within five (5) business days shall be deemed to be approval, and Landlord's failure to respond within such five (5) business day period shall be deemed to be a consent to the Improvements. If Landlord disapproves the Improvements, Landlord shall state its reasons for such disapproval. Such Improvements shall be in conformity with applicable governmental and insurance company requirements and at the end of the term of this Lease shall, at the sole option of Landlord (if requested by Tenant, to be exercised at the time Landlord's consent is given or otherwise to be exercised at any time prior to the end of the term of this Lease), either be removed by Tenant or remain as property of Landlord. In the event Landlord requires that Improvements be removed, Tenant (and in the event that such Improvements have been damaged by fire or other casualty, or by condemnation or taking by eminent domain. to the extent removal is not covered by insurance proceeds of Landlord's coverage or expressly included as an element in the condemnation award) shall place the Leased Premises, the Building or the Project in substantially the same condition as prior to such Improvements (reasonable wear and tear, damage by fire or other insured casualty, or by condemnation or taking by eminent domain, and repairs which are not the responsibility of Tenant, excepted) and, if at any time Tenant does not have or maintain a tangible net worth of at least Fifty Million Dollars ($50,000,000.00), Landlord may condition its approval on, or thereafter impose the requirement of, Tenant posting financial security to assure removal and restoration. Cosmetic or decorative Improvements not requiring a permit are permitted on notice to Landlord but without consent. Neither consent nor removal are required for the Improvements constituting Landlord's Work under this Lease.

           (b) Nothing herein contained shall be construed as a consent on the part of Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of New Jersey, it being expressly understood that Landlord's estate shall not be subject to such liability. Tenant shall have no power or right to do any act or make any contract which may create or be the format for any lien, mortgage or other encumbrance upon the estate of Landlord. Upon request by Tenant, Landlord shall negotiate with any lessor or lender of Tenant, and sign in favor of such party, a subordination of Landlord's lien for unpaid rent, such subordination to be substantially in the form attached hereto and made a part hereof as SCHEDULE E, subject to such modification as shall be agreed to by Landlord and such lessor or lender in reasonable and good faith negotiation.

           (c) Landlord, at no out-of-pocket cost to Landlord, shall cooperate with Tenant as reasonably required in connection with obtaining any approvals which may be required for any permitted Improvements, including, without limitation, signing such applications or affidavits as may be reasonably required. Nothing herein shall be construed to impose any financial obligation on Tenant for the costs of permits or approvals required for Landlord's work as described on Schedule C.

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

     20. NON-LIABILITY OF LANDLORD. It is expressly understood and agreed by and between the parties to this agreement that the Landlord shall not be liable for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of said building, or from any damage or injury resulting or arising from any other cause or happening whatsoever, nor shall Landlord be liable for any damage caused by other tenants, if any, or person in, upon or about Leased Premises. It is expressly understood and agreed, in any event, that the Tenant assumes all risk of damage to its property occurring in or about the Leased Premises.

     21. HOLDOVER. If the Tenant remains in the premises beyond the expiration date of this Lease, as it may have been extended or renewed, such holding over in itself shall not constitute a renewal or extension of this Lease, but in such event a tenancy from "month to month" shall arise at two times the then monthly rent.

     22. QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease.

     23. RESERVATION OF EASEMENT & RIGHT OF ENTRY. The Landlord reserves the right to grant itself easements on the Project other than the Leased Premises and to enter on the Project during normal business hours and after reasonable advance notice to Tenant in order to install, at its own cost and expense, driveways, storm drains, sewers and/or utility lines in connection therewith as may be required by the Landlord. The Landlord covenants to use its best efforts so that the foregoing work and easements shall not interfere with the normal operation of Tenant's business. In the event that work performed by Landlord under the right of entry reserved herein prevents ingress to and egress from the Leased Premises or Project by trucks and passenger vehicles, or precludes Tenant's use of some or all of the Leased Premises, in either case for a period of more than three (3) consecutive days during which Tenant's business is normally in operation, then, and in such event, Tenant shall be entitled to an abatement of rent for the duration of the time during which Tenant was so precluded from using the Leased Premises, pro rated, as applicable and equitable, to reflect the portion of the Leased Premises so affected. There shall be no abatement of rent in the event that the work performed by landlord is performed at Tenant's request or is required as the result of damage arising from the act or omission of Tenant, or any assignee or subtenant of Tenant, or any agent, employee, licensee, contractor or invitee of any of them.

     24. ENVIRONMENTAL RESPONSIBILITY.
           (a) As used herein, the following terms shall have the following meanings:

                    (i) "HAZARDOUS MATERIAL" includes any pollutant, dangerous substance, toxic substances, any hazardous chemical, hazardous substance, hazardous pollutant, hazardous waste or any similar term as defined in or pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq. ("CERCLA"); the ISRA; the Spill Act; the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq. ("SWMA"); the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"); the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq. ("USTA"); the Clean Air Act, 42 U.S.C. Section 7401 et seq. ("CAA"); the Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq. ("APCA"); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq. ("WPCA"); and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this Lease shall be applicable notwithstanding whether any substance shall not have been deemed to be a hazardous material at the time of its use or "Release" (as hereinafter defined) but shall thereafter be deemed to be a Hazardous Material.

                    (ii) "RELEASE" means spilling, leaking, disposing, pumping, pouring, discharging, emitting, emptying, ejecting, depositing, injecting, leaching, escaping, or dumping however defined, and whether intentional or unintentional, of any Hazardous Material.

                    (iii) "NOTICE" means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("DEP"), the United States Environmental Protection Agency ("USEPA"), the United States Occupational Safety and Health Administration ("OSHA") or other federal, state or local agency or authority, or any other entity or any individual, concerning any act or omission resulting or which may result in the Releasing of Hazardous Material into the waters or onto


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

the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey, or into the environment.

                    (iv) "ENVIRONMENTAL LAWS" means any and all present or future laws, statutes, ordinances, regulations and executive orders, federal and state and local in any way related to the protection of human health or the environment, including, but not limited to: (i) CERCLA; (ii) RCRA; (iii) ISRA;
(iv) Spill Act; (v) USTA; (vi) WPCA; (vii) APCA; (viii) SWMA; (ix) CAA; and (x) USTA. For purposes of Environmental Laws, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including, without limitation, the "owner" and "operator" of Tenant's "facility" and the "owner" with respect to all Hazardous Material brought on the Leased Premises or the Project by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

           (b) Except for Hazardous Material: (i) contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; or
(ii) contained in any packaged materials being handled, stored or transported in the ordinary course of Tenant's business as described in that certain report entitled "New Jersey Uniform Construction Code Analysis, Parlux Fragrances Distribution Center, Woodbridge, NJ, File: PAR-06-01" dated February 27, 2006, prepared by Alfred J. Longhitano, P.E., LLC (but without opening and with no mixing, processing or other use on the Leased Premises or the Project), Tenant shall not permit or cause any party to bring any Hazardous Material upon the Leased Premises or the Project, or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Leased Premises or the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Leased Premises and the Project in strict compliance with all Environmental Laws and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as reasonably requested by Landlord from time to time (not more frequently than once a year unless there is reason to believe there has been a change requiring a new disclosure) relating to Tenant's transportation, storage, use, generation, manufacture, or release of Hazardous Material on the Leased Premises or the Project, and Tenant and Landlord shall promptly deliver to the other a copy of any Notice relating to the Leased Premises or the Project.

           (c) Tenant's NAICS Code are as set forth in the Lease Summary. Tenant will promptly notify Landlord of any changes in this number and/or code during the term of this Lease. Tenant, at its own cost and expense, agrees to comply with all applicable present and future Environmental Laws, rules and regulations of all federal, state, county and municipal governments and of all other governmental authorities having or claiming jurisdiction over the Leased Premises, the Project or appurtenances thereto, or any part thereof, which are applicable to Tenant's operations at the Leased Premises, the Project and/or the conduct of business thereon, including, but not limited to, ISRA. Further, Tenant agrees to make submissions to and provide any information required by all governmental authorities requesting same pursuant to Tenant's obligations under this Lease.

           (d) Tenant, at its sole cost and expense, shall remediate all Hazardous Material stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Leased Premises and/or the Project, in a manner and to a level ("REMEDIATION STANDARD") which would comply with the minimum requirements of all Environmental Laws for property restricted to non-residential use, and does not otherwise limit any future uses of the Leased Premises or require the recording of any deed restriction or notice regarding the Project. Tenant shall not be responsible to remediate any Hazardous Material present on the Premises on or prior to the Commencement Date as disclosed in the "RAW" (as such term is defined in Section 24(o) below) and in the event of a dispute as to the presence of any such Hazardous Material on or prior to the Commencement Date Landlord shall have the burden of proof that same was not present. Landlord shall cooperate with Tenant as reasonably required, including by signing any consent required to effectuate this approach. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Leased Premises terminates or expires. If Tenant fails to perform such work within the time period reasonably specified by Landlord or before Tenant's right to possession terminates or expires (whichever is earlier), Landlord may, after giving Tenant fifteen (15) days notice and after Tenant's continued failure to perform, at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including, without limitation, an action to compel Tenant to perform such work), perform such work at Tenant's cost. Tenant shall pay all out-of-pocket costs incurred by Landlord in performing such work within fifteen (15) days after Landlord's request therefor. Notwithstanding the foregoing, Landlord shall not have the right to perform any work on behalf of Tenant if Tenant has commenced a cure within the fifteen (15) day period and is diligently pursuing such cure. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Material for purposes of Environmental Laws. Tenant agrees not to enter into any agreement with any person, including, without limitation, any governmental authority, regarding the removal of Hazardous Material that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord, which


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

approval shall not be unreasonably withheld, conditioned or delayed so long as the Remediation Standard would not be diminished or adversely affected thereby.

           (e) If Tenant's operations at the Leased Premises and/or the Project now or hereafter constitute an "Industrial Establishment" as that term is defined in ISRA, then prior to: (i) closing operations or transferring ownership or operations (as defined under ISRA) of Tenant at the Leased Premises; (ii) the expiration or sooner termination of this Lease; (iii) any assignment of this Lease or any subletting of any portion of the Leased Premises; or (iv) any other event caused by Tenant occurs which may trigger ISRA, Tenant shall, at its own cost and expense, comply with all requirements of ISRA pertaining thereto and Landlord shall cooperate with Tenant as reasonably required in connection therewith and if Landlord shall recover under any insurance policy for costs for which Tenant is responsible under this Lease, then Landlord shall promptly release the recovery to Tenant. Prior to any event caused by Landlord which may trigger ISRA, Landlord shall, at its own cost and expense, comply with all requirements of ISRA pertaining thereto and Tenant shall cooperate with Landlord as reasonably required in connection therewith. Notwithstanding the foregoing, should the DEP determine that a clean-up plan be prepared and that clean-up be undertaken because of any spills or discharges of Hazardous Material or wastes at the Leased Premises or the Project by Tenant, its assignees, subtenants, agents, employees, contractors or invitees, which occur during the term of this Lease, Tenant shall, at Tenant's own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. In such event, without limitation of the foregoing, Tenant's obligations shall include: (1) the proper filing, with the DEP, of an initial notice under N.J.S.A. 13:1K-9(a); and
(2) the performance of all applicable remediation and other requirements of ISRA, including, without limitation, all requirements of N.J.S.A. 13:1K-9(b) through and including (l). Tenant's obligation to pay rent shall continue until such time as Tenant obtains and delivers to Landlord a negative declaration or No Further Action and Covenant Not to Sue as defined by ISRA with respect to Hazardous Material for which Tenant is responsible hereunder. Nothing herein shall be construed to limit Landlord's obligations to perform an ISRA Cleanup as a result of any Release for which Landlord is responsible under this Lease.

           (f) The parties acknowledge and agree that pursuant to the provisions of ISRA, and subject to the provisions of Section 24(d), after the commencement date of this Lease, Tenant shall be, and is hereby, designated the party responsible to comply with the requirements of ISRA. In addition, any failure of Tenant to provide any information and submission as required under ISRA shall constitute a default under this Lease. Any assignee or subtenant of Tenant shall be deemed to have, and by entering into such assignment or sublease, and/or by entering into possession of the Leased Premises, does hereby acknowledge that they shall be the party responsible, jointly and severally with Tenant, under the provisions of this Lease.

           (g) In the event that Tenant is not obligated to comply with the requirements of ISRA, then prior to the expiration or sooner termination of this Lease, or any subletting of any portion of the Leased Premises, Tenant shall, at Tenant's expense, and at Landlord's option:

                    (i) obtain from the DEP a "non-applicability letter" if then available from the DEP confirming that the proposed termination, assignment or subletting shall not be subject to the requirements of ISRA. Any representation or certification made by Tenant in connection with the non-applicability letter request shall constitute a representation and warranty by Tenant in favor of Landlord and any misrepresentation or breach of warranty contained in Tenant's request shall constitute a default under this Lease; or

                    (ii) undertake Environmental Site Assessment and, if applicable, Site Investigation, as those terms are defined in ISRA, and if there is indication that a Release of a Hazardous Material has occurred at, on, or from the Leased Premises during the term of this Lease, an appropriate report shall be filed with the applicable governmental agencies and Tenant shall remediate the spill or discharge in accordance with ISRA and other applicable Environmental Laws, subject to the Remediation Standard set forth in Section 24(d); and

                    (iii) in each case, submit the results of the foregoing activity to Landlord. All reasonable costs associated with Tenant's compliance with these requirements, including, without limitation, Landlord's reasonable out-of-pocket costs in reviewing the sampling plan, test results and developing a plan for and monitoring the cleanup and site detoxification, shall be paid by Tenant within ten (10) days after demand therefor from Landlord, together with reasonable supporting documentation.

           (h) In the event of Tenant's failure to comply in full with the foregoing provisions, Landlord may, after the giving of fifteen (15) days notice and Tenant's failure to cure, at its option, perform any and all of Tenant's obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be additional rent payable within ten (10) days after demand therefor from Landlord and with interest until payment. Such costs and expenses include, but are not limited to, state agency fees, engineering fees, cleanup costs, filing fees and suretyship expenses. Notwithstanding the foregoing, Landlord shall not have the right to perform any work on behalf of Tenant if Tenant has commenced a cure within the fifteen (15) day cure period and is diligently pursuing such cure.

           (i) Landlord shall deliver to Tenant all documents which pertain to environmental compliance or the recovery or attempted recovery from an insurance carrier, or both, and to the extent applicable, shall submit such documents to Tenant prior to submission to any governmental authority, for Tenant's review and comment. Each party shall promptly provide the other with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to compliance with the provisions of this Section 24 and the DEP's requirements under ISRA, as they are issued or received.

           (j) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses) and costs (including, without limitation, reasonable attorneys' fees, consultant fees or expert fees and removal or management of any asbestos brought into the Leased Premises in breach of the requirements of this Section 24 during the term of this Lease, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Material at the Leased Premises during the term of this Lease, or any breach of the requirements under this Section 24 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. Notwithstanding the foregoing, neither party shall be liable to the other for consequential damages except as may be expressly provided in this Section 24.

           (k) Landlord may, at Tenant's sole cost and expense, have an environmental consultant appointed to conduct an environmental survey and inspection annually (or more often, if reasonably required by Landlord) so that any environmental violations may be discovered and corrected in the quickest time possible. Tenant shall have the right to designate an alternate consultant to complete the annual (or more often, if reasonably required by Landlord) environmental survey; provided, however, that Landlord must in writing approve said consultant, which approval shall not be unreasonably withheld, conditioned or delayed. Access to the Leased Premises shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Each party shall promptly notify the other of any communication or report that such party makes to any governmental authority regarding any possible violation of Environmental Laws or Release or threat of Release of any Hazardous Material onto or from the Leased Premises or the Project, and each party shall, within five (5) days of receipt thereof, provide the other with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Laws or claim or liability associated with the Release or threat of Release of any Hazardous Material onto or from the Leased Premises or the Project. Landlord agrees to provide Tenant with a copy of the environmental survey and inspection report promptly after Landlord's receipt of same and agrees that unless such survey and inspection indicates an environmental violation, or unless Landlord has a reasonable basis to require more than one such survey and inspection in any year, the cost of such survey and inspection shall not exceed $3,500.00 per year.

           (l) If applicable, prior to termination of this Lease, it shall be the obligation of Tenant to deactivate any identification number, permit, license, etc. issued by the USEPA, the DEP or any other federal, state or local entity dealing with the generation, treatment, storage or disposal of regulated/hazardous or solid waste and comply with any concomitant notification requirements pursuant to RCRA, the Spill Act, the SWMA and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with hazardous waste, solid waste and/or environmental protection.

           (m) In the event there shall be filed a lien against the Leased Premises or the Project arising out of a claim(s) by the DEP pursuant to the provisions of the Spill Act or by the USEPA pursuant to the provisions of CERCLA, which arises from a Release of Hazardous Material for which Tenant is responsible hereunder, Tenant shall promptly either: (i) pay the claim and remove the lien; or (ii) furnish a bond, cash receipt or other security reasonably satisfactory to Landlord in form and amount.

           (n) In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 24 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form reasonably satisfactory to Landlord. The requirements of this
Section 24 are in addition to and not in lieu of any other provision in this Lease. Notwithstanding the foregoing, Tenant shall not be required to provide financial assurance if Tenant has commenced a cure within the thirty (30) day period and is diligently pursuing such cure.

           (o) Tenant hereby acknowledges that the Project was subject to an ISRA clean up pursuant to that certain "Preliminary Assessment Report" dated September, 2000, filed for Cardell, Inc. and that certain "Remedial Investigation Report/Remedial Action Workplan for 1000 Industrial Avenue, Keasby, NJ," dated September 20, 2000, prepared by Environmental Liability Management, Inc. (collectively, "RAW") approved by the DEP by letter dated July 3, 2003, copies of which have been provided to Tenant. Landlord shall, at no cost or expense to Tenant, complete the work required by the RAW and obtain a no further action letter from the DEP in connection therewith. Landlord shall use diligent efforts and perform all work necessary to obtain the no further action letter and upon issuance shall provide a copy to Tenant. Landlord represents that, to the best of its knowledge, as of the date hereof there are no violations of ISRA, the Spill Act or any other Environmental Laws, or any other environmental pollution with regard to the Project or the Leased Premises and that it has no knowledge of any contamination of the Premises other than as described in the RAW. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all losses, claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses) and costs (including, without limitation, reasonable attorneys' fees, consultant fees or expert fees which are brought or recoverable against, or suffered or incurred by Tenant as a result of the presence or any release of Hazardous Material at the Premises on or prior to the Commencement Date. Notwithstanding the foregoing, neither party shall be liable to the other for consequential damages except as may be expressly provided in this Section 24.

           (p) The obligations of the parties under this Article shall survive the expiration or termination of this Lease.

     25. SUBORDINATION OF LEASE. This Lease and the term and estate hereby granted are and shall be subject and subordinate to the lien of all mortgages which may now or at any time hereafter affect all or any portion of the land or building of the Landlord's interest therein, and to all renewals, modifications, consolidations, replacements and extensions thereof. The foregoing provisions for the subordination of this Lease shall be self-operative and no further instrument shall be required to effect any such subordination; but Tenant shall, however, upon request by Landlord, at any time or times execute and deliver any and all instruments that may be necessary or proper to effect such subordination or to confirm or evidence the same. If Tenant shall fail or otherwise refuse to execute a subordination in accordance with this Section, then, and upon such event, Tenant shall be deemed to have appointed Landlord and Landlord shall thereupon be regarded as the attorney-in-fact of Tenant, duly authorized to execute and deliver the required subordination for and on behalf of Tenant, but the exercise of such power by Landlord shall not be deemed a waiver of Tenant's default. Landlord shall use its best efforts to obtain from any future mortgagee an agreement providing that so long as Tenant is not in default under the terms of this Lease, the leasehold estate of Tenant created hereby and Tenant's peaceful and quiet possession of the Leased Premises shall be undisturbed by any foreclosure so long as Tenant continues to comply with the terms of this Lease. Such agreement may also provide that Tenant shall attorn to such mortgagee if such holder succeeds to the interest of Landlord in the Project, the Leased Premises or any part or parts thereof by foreclosure proceedings or as a result of any conveyance in lieu of foreclosure proceedings. Concurrently with the execution of this Lease, Landlord, Tenant and Principal Life Insurance Company ("LENDER") shall enter into the Non-Disturbance and Attornment Agreement attached hereto as Schedule D.

     26. STATEMENTS BY LANDLORD AND TENANT.(a) If the Landlord desires to procure a mortgage loan (or loans), or desires to recast an existing mortgage on the premises, then and at the request of Landlord, Tenant will furnish to Landlord whatever data, including financial statements, which may be reasonably required by any mortgagee in connection with the Leased Premises. Tenant further agrees that at any time after the commencement of the term and from time to time upon not less than ten (l0) days' prior written request by Landlord, to immediately execute, acknowledge and deliver to Landlord a statement in the form reasonably requested by the mortgagee in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications or exceptions, that the same is in full force and effect as modified or excepted, and stating the modifications and exceptions, if any), and the date to which the rental and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee, or any mortgagee or assignee of any mortgage upon the fee, of the Leased Premises.

           (b) If any lender with which Landlord has negotiated or may negotiate financing for the property on which the Leased Premises is located shall require a change or changes in this Lease as a condition or one of the conditions of its approval of this Lease for such financing (other than a change in any material right or obligation of Tenant, including, without limitation, the size of the Leased Premises, the permitted uses of the Leased Premises, the term, renewal rights, rent or additional rent) and if within thirty (30) days after notice from Landlord, Tenant fails or refuses to execute with Landlord the amendments to this Lease accomplishing the change or changes which are stated by Landlord to be required in connection with approval of this Lease for purposes of such financing, Landlord shall have the right, on not less than sixty (60) days written notice to Tenant, to cancel this Lease. In the event of cancellation by Landlord hereunder, this Lease shall be and become null and void as of the effective date of Landlord's cancellation set forth in Landlord's notice to Tenant.

           (c) Upon the Tenant's accepting the Leased Premises and entering possession, pursuant to the terms and conditions hereof, the Tenant covenants and agrees that it will furnish to the Landlord a statement that it accepts the Leased Premises, subject to the terms and conditions of the Lease as herein contained.

     27. SURRENDER OF LEASED PREMISES. Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to the Landlord the Leased Premises in compliance with all governmental regulations as mentioned herein, broom clean and in good order, ordinary wear and tear excepted. The Tenant shall remove all property of the Tenant as directed by Landlord, and failing to do so, Landlord may cause all of said property to be removed at the cost and expense of the Tenant, and Tenant agrees to promptly pay all costs and expenses incurred thereby. If the Landlord suffers any costs or expenses, including loss of rent, due to the fact that Tenant does not surrender on the date stated herein, Landlord may recover such costs and expenses as Landlord might incur if Landlord has to assume any of the Tenant's obligations herein. The Tenant's obligations under this section shall survive the expiration or termination of this Lease.

     28. CONDEMNATION. (a) If more than 50% of the Project shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Lease shall, at the option of either Tenant or Landlord, cease and terminate as of the date of title vesting in such proceedings and all rentals shall be paid up to that date. Tenant shall be entitled to claim against Landlord or the condemning authority for the value of any unexpired term of this Lease. Tenant also shall be entitled to seek a separate award against the condemning authority for its fixtures, equipment, property and moving expenses but same shall have no affect upon Landlord's claim.

           (b) If the term of this Lease is not terminated as a result of such condemnation, Landlord shall restore the Project and , if applicable, the Leased Premises, at Landlord's expense, in accordance with all applicable codes. If Tenant is unable to utilize the Leased Premises during restoration , all rent shall abate during the period of such deprivation, and if Tenant is deprived of part of the Leased Premises, but is operating in a portion of the Leased Premises, rent shall in such event abate proportionately.

     29. MEMORANDUM OF LEASE. Tenant shall not record this Lease, but if either party should desire to record a short form Memorandum of Lease setting forth only the parties, the Leased Premises and the term, such Memorandum of Lease shall be executed, acknowledged and delivered by both parties upon notice from either party.

     30. SECURITY. (a) The Landlord acknowledges that the Tenant has deposited with Landlord the amount shown in the Lease Summary upon signing Lease as security for the full and faithful performance by Tenant of all the terms and conditions of this Lease upon the Tenant's part to be performed; which said sum shall be returned to the Tenant at the end of this Lease, provided the Tenant has fully and faithfully carried out all of the terms, covenants and conditions on its part to be performed, and is not in default hereunder. Tenant hereby agrees not to look to the mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for any security deposit required by the Landlord hereunder, unless said sums have actually been received by said mortgagee as security for the Tenant's performance of this Lease. It is expressly understood and agreed that the Landlord shall have the right to commingle the security funds with its general funds and said security shall not be required to be segregated. It is expressly understood and agreed that the Tenant shall not and the Tenant represents that it will not mortgage, pledge, hypothecate, assign, convey or otherwise encumber the security deposited with the Landlord hereunder.

           (b) Notwithstanding the provisions of subparagraph (a) above and/or paragraphs 7 and 8 above, Landlord agrees that in lieu of the cash security deposit provided for in (a) above (and which may include the cash deposits provided for in paragraphs 7(c) and 8(d) above), Tenant may deposit with Landlord a negotiable standby letter of credit ("LETTER OF CREDIT"), issued by a bank reasonably acceptable to Landlord and having a principal office, where the Letter of Credit may be drawn, in New Jersey or New York City, NY. The Landlord shall be the beneficiary of the Letter of Credit which shall be for a term of not less than one (1) year commencing on or before the commencement date of the Lease. If available without additional cost, the Letter of Credit shall be "evergreen", i.e., renewable automatically for successive periods absent Landlord's receipt of not less than ninety (90) days written notice from the bank of intent not to renew. The Letter of Credit shall provide that Landlord may draw on the Letter of Credit upon presentation of a sight draft to the bank's office New Jersey or New York City, NY, accompanied by a certificate signed by an individual purporting to be an authorized signatory for Landlord stating that (i) Tenant is in default under the terms of the Lease after the giving of any required notice and the expiration of any cure period, if applicable, or (ii) if presented within the thirty (30) day period prior to expiration of the Letter of Credit that Tenant has failed to deliver a replacement Letter of Credit in the amount and on the terms and conditions set forth above, and in either case without further proof or conditions. In the event that the Landlord draws on the Letter of Credit, in whole or in part, the funds withdrawn shall be held by Landlord as the security deposit or escrows provided for in this Lease. If Landlord draws on the funds to pay sums owed by Tenant such payment shall not be deemed to cure Tenant's monetary default unless Tenant shall replenish the security deposit to its full amount within ten (10) days of receipt of demand from Landlord. If Landlord draws on the Letter of Credit Tenant's right to deposit a letter of credit in lieu of cash security shall be terminated.

     31. EXCUSABLE DELAYS. The Landlord shall not be liable to the Tenant and shall not be in default under this Lease by reason of delays in performance under any covenant or condition of this Lease if said delay is caused by present or future government regulations, restrictions, strikes and lockouts, shortages, unavailability of materials or labor, weather conditions, or for any other reason, whether similar or not, which are beyond the control of the Landlord.

     32. BROKERS COMMISSION. Landlord and Tenant hereby warrant and represent each to the other that it has dealt with no broker in connection with this transaction other than as noted in the Lease Summary. Landlord agrees to pay said brokers as provided for in a separate agreement. In the event that it shall be established that either party did deal with any broker other than as noted in the Lease Summary, then such party shall be responsible for the payment of any commission to the other broker and will indemnify and hold the other harmless from any claims, costs, expenses or damage incurred as a result of a breach of the aforesaid representation.

     33. FEES AND EXPENSES. (a) In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefore, including a reasonable attorney's fee.

           (b) In the event Tenant shall fail to pay any rent or other sums due, and such failure shall continue for thirty (30) days, then, in addition to Landlord's rights herein, interest shall accrue thereon at the rate of l8% per annum from the thirty-first day after due date to the date of payment.

     34. NO REPRESENTATIONS BY LANDLORD. Neither Landlord nor Landlord's agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the Leased Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Leased Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the building and the Leased Premises and is thoroughly acquainted with their condition, and agrees to take the same "as is" and acknowledges that the taking of possession of the Leased Premises by Tenant shall be conclusive evidence that the Leased Premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects and Landlord's warranty of Landlord's Work as set forth in Schedule C. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Landlord and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     35. OPTION TO RENEW.(a) The Tenant is hereby given an option to renew this Lease for two (2) additional terms of five (5) years each upon all the terms and conditions herein, except as expressly set forth in subsection (b) hereof. The exercise of each such renewal option shall be subject to the following conditions: (1) written notice of the exercise of option shall sent in the manner provided in this Lease for the giving of notices, to Landlord at least nine (9) months prior to the expiration of the original term for the first such renewal, and at least nine (9) months prior to the expiration the first renewal term for the second such renewal, as applicable; (2) that Tenant shall not be in default of any monetary obligation or in default of any material non-monetary obligation under the terms of this Lease (beyond any applicable periods of notice and cure) at the time that the renewal is exercised or at the date of the commencement of the applicable renewal term; and (3) Landlord's right to relocate as set forth in subsection (c) hereof.

                (b) The annual fixed base rent payable for each month during such renewal terms shall be 95% of the prevailing fair market rental value (the "PREVAILING RENTAL RATE"), at the commencement of each such renewal term, for renewals of space in a building of equivalent quality, size, utility and location, with the length of the renewal to be taken into account, based on a willing, comparable and non-equity tenant, a willing landlord, an arm's length negotiation giving appropriate consideration to rental rates per rentable square foot, escalation clauses (including, without limitation, operating expenses and real estate taxes), abatement provisions reflecting, if any, the term of the lease, the size and location of Leased Premises, and tenant improvement allowances, if any. In the event that Tenant shall have a tangible net worth of less than Fifty Million Dollars ($50,000,000.00) then the credit standing of Tenant shall also be taken into account. Landlord shall notify Tenant not more than thirteen (13) and no less than twelve (12) months before the commencement of the applicable renewal term of the Landlord's determination of the Prevailing Rental Rate. Tenant shall, within twenty (20) days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate. If Tenant does not timely notify Landlord that Tenant rejects Landlord's determination of the Prevailing Rental Rate, then, in the event that Tenant elects to renew, on or before the commencement date of the renewal term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

                    (i) Fixed Base Rent shall be adjusted to the Prevailing Rental Rate;

                    (ii)   The number of renewal options shall be reduced by one
                           (1) renewal option unless expressly agreed to the contrary by Landlord in writing;

                    (iii) Landlord may elect to adjust the amount of the security deposit to reflect the adjusted fixed base rent; and

                    (v) Landlord shall lease to Tenant the Leased Premises in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

     If Tenant timely rejects the Landlord's determination of Prevailing Rental Rate, Landlord and Tenant shall use good faith efforts to agree on the Prevailing Rental Rate. If Landlord and Tenant are unable to agree upon a Prevailing Rental Rate within ten (10) days after Landlord's receipt of Tenant's rejection of Landlord's determination, then Landlord and Tenant shall, within thirty five (35) days of Tenant's receipt of Landlord's determination, each simultaneously submit to the other in writing its good faith estimate of the Prevailing Rental Rate. If the higher of said estimates is not more than one hundred five percent (105%) of the lower of such estimates, the Prevailing Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, within fifteen (15) days thereafter, Tenant may elect either to terminate this Lease effective as of the then scheduled expiration of the Lease term (assuming no renewal) or elect to establish the Prevailing Rental Rate by appraisal.

     If Tenant elects to established the Prevailing Rental Rate by appraisal, the appraisal shall be conducted by a mutually agreeable real estate appraiser who shall be a MAI with not less than ten (10) years experience in industrial leasing in the Middlesex and Union County area. If the parties are unable to agree on an appraiser within seven (7) days of the election to establish the Prevailing Rental Rate by appraisal, then each party shall appoint its own appraiser with the above qualifications and each appraiser shall determine Prevailing Rental Rate and submit a written report of its opinion which shall be exchanged by the parties within thirty (30) days. If the higher of said appraisals is not more than one hundred ten percent (110%) of the lower of such appraisals, the Prevailing Rental Rate in question shall be deemed to be the average of the two appraisals. If otherwise, the two appraisers so appointed shall appoint a third appraiser of similar qualifications who shall determine Prevailing Rental Rate within thirty (30) days of his/her appointment. If the third appraisal is between 100% and 110% of the higher of the two prior appraisals, or if the third appraisal is between 100% and 110% of the lower of the two prior appraisals, then Prevailing Rental Rate shall be the average of such third appraisal and the closer of such prior appraisals. If otherwise the Prevailing Rental Rate shall be as determined by the third appraiser. Each party shall pay the costs of its appointed appraiser and 50% of the cost of the third appraiser.

                (c) Notwithstanding anything herein to the contrary, in the event that Tenant gives timely written notice of the exercise of option as provided in subsection (a) hereof, Landlord shall have the right and power to relocate Tenant within the Building in such space which is comparable in size to the Leased Premises, such right and power to be exercised by written notice from Landlord to Tenant of Landlord's determination to exercise such right and power and the location of the space within the Building to which Tenant is to be relocated. Such relocation notice shall be given no less than five (5) months before the commencement of the applicable renewal term. Except as provided in this subsection (c), Landlord shall not be liable or responsible for any claims, damages, or liabilities in connection with or occasioned by such relocation. Landlord's exercise of such right and power shall include, but not be limited to, a relocation to consolidate the rentable area occupied in order to provide Landlord's services more efficiently or a relocation to provide contiguous vacant space for a prospective or existing tenant. If Landlord shall exercise said option, the substituted premises shall thereafter be deemed for the purposes hereof the "Leased Premises" hereunder, and a new amended Schedule A showing the new Leased Premises will be substituted for the original Schedule A attached hereto. Landlord agrees to pay Tenant's reasonable expenses to move its furniture, fixtures, and equipment to such substituted Leased Premises.

                (d) Tenant's rights to renew under this Section 35 shall terminate if (1) this Lease or Tenant's right to possession of the Premises is terminated, (2) Tenant fails to timely exercise its option under this Section 35, time being of the essence with respect to Tenant's exercise thereof, or (3) Landlord determines, in its sole but reasonable discretion, that Tenant's financial condition or creditworthiness has materially deteriorated since the date of this Lease.

     36. RIGHT OF FIRST OFFER. (a)Provided that Tenant is not in default of any payment due hereunder or of any material performance obligation (after the giving of any required notice and the expiration of any applicable cure period) under the terms of this Lease, Tenant, subject to the provisions of subsection 7(b) below, shall have the right of first offer to lease any space which may become available within the Building from time to time during the term of this Lease ("EXPANSION SPACE"), upon all the terms and conditions herein except that:
(a) the amount of the annual fixed base rent due and payable for such Expansion Space shall be the greater of (x) the Prevailing Rental Rate(to be determined as provided in paragraph 35), or (y) the annual fixed base rent then in effect under this Lease; (b) the term of the lease for the Expansion Space shall be for the remainder of the term of this Lease; and (c) the Expansion Space shall be subject to any unexercised renewal options as provided in this Lease. In the event that the Expansion Space becomes available, Landlord shall notify Tenant, in writing, that such space is available ("EXPANSION SPACE NOTICE"). Within fifteen (15) business days of Tenant's receipt of Landlord's Expansion Space Notice, Tenant shall provide written notice to Landlord of its election to rent the Expansion Space pursuant to this Section 36. Failure of Tenant to provide written notice to Landlord within said fifteen (15) business day period shall be conclusively deemed to be an election by Tenant not to rent the Expansion Space, time being of the essence. If Tenant elects to rent the Expansion Space, Landlord shall deliver the Expansion Space in its "as is" condition; provided, however, that the Expansion Space shall be vacant, broom clean, free of tenants and other occupants, in compliance with applicable laws, building codes and laws applicable to vacant space and without regard to Tenant's use or occupancy (which shall be conclusively established by the issuance of a certificate of occupancy or continued occupancy), and free of Hazardous Substances except as provided in Section 24(p). This right of first offer shall remain in full force and effect during the initial term of Lease and during any option to renew as set forth in Section 35.

           (b) Notwithstanding the foregoing, Tenant acknowledges that Landlord has advised Tenant that P&O Nedlloyd Logistics, an existing tenant in the Building, has a similar right of first offer. Tenant agrees that Tenant's right of first offer herein is subject and subordinate to the right of first offer under the lease with P&O Nedlloyd Logistics, including any renewals.

     37. AMERICAN'S WITH DISABILITY ACT. Landlord agrees that it shall cause the Leased Premises to comply with the requirements of the Americans with Disabilities Act ("ADA") of 1990, 42 U.S.C.S. Section 12101 et seq. and to the rules and regulations promulgated thereunder. Landlord shall indemnify, defend and hold Tenant harmless from and against any cost, expense, claim or liability arising as a result of any violation of the ADA existing as of the commencement date of this Lease, unless such cost, expense, claim or liability arises out of or is in connection with Tenant's us of the Leased Premises or Tenant's gross negligence or willful misconduct. Tenant agrees that it shall cause the Leased Premises to remain in compliance with the requirements of the ADA, as may be amended from time to time. Tenant shall indemnify, defend and hold Landlord harmless from and against any cost, expense, claim or liability arising as a result of any violation of the ADA arising after the commencement date of this Lease.

     38. SIGNAGE. Tenant may, at Tenant sole cost and expense, place a sign (without interior or backlight illumination) on the exterior wall of the Building subject to Landlord's approval as to type, size and location which may be withheld in Landlord's discretion. Tenant shall be responsible to comply with all applicable local, state and federal laws, ordinances and codes and to obtain all required permits and approvals for the installation and removal of such sign. Tenant shall, at Tenant's sole cost and expense, maintain any such sign in good condition and repair at all times and remove same at the expiration or sooner termination of this Lease and restore the exterior of the Building to its original condition.

     39. GUARANTY. Intentionally Omitted

     40. BIND AND INURE. The terms, covenants and conditions of the written Lease shall be binding upon and inure to the benefit of each of the parties hereto, their respective executors, administrators, heirs and successors and assigns, as the case may be.

     41. SUBLEASE. Notwithstanding the references to this document as a "lease," Landlord is the tenant of the Project pursuant to a lease entitled "Subground Lease Agreement" dated as of June 4, 2004 made between Landlord, as subtenant, and GreDel Urban Renewal, L.L.C., as sublandlord ("PRIME LEASE") and GreDel Urban Renewal, L.L.C. is the tenant pursuant to a lease entitled "Ground Lease Agreement" dated as of June 4th, 2004, made between Landlord , as ground lessor, and GreDel Urban Renewal, L.L.C. as ground lessee ("GROUND LEASE"), a copy of which was recorded in the Office of the Middlesex County Clerk on June 24, 2004 in Book 5341 at page 180 et seq. Landlord represents and warrants that as of the date hereof the Ground Lease and the Prime Lease are in full force and effect, have not been supplemented or amended, and that neither Landlord nor GreDel Urban Renewal, L.L.C. are in default under either lease. Landlord covenants that it shall not amend or modify the Ground Lease or the Prime Lease in any manner that would adversely affect Tenant's rights under this Lease (other than to a de minimis extent) without Tenant's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Only the terms and conditions contained in this Lease, however, shall govern the rights and obligations of Landlord and Tenant; it not being intended that any of the terms or conditions of the Prime Lease be deemed incorporated herein. Landlord shall obtain from the landlord under the Prime Lease, and from the fee owner of the Project, subordination, non-disturbance and attornment agreements, in form and content substantially as attached hereto and made a part hereof as SCHEDULE F.

                          SIGNATURES ON FOLLOWING PAGE

           IN WITNESS WHEREOF, the parties hereto above placed their hands and seals or caused these presents to be signed by their proper corporate officers and caused their proper corporate seals to be hereunto affixed, the day and year first above written.

                                    GREDEL PROPERTIES, L.L.C.,
                                    a New Jersey limited liability company
                                    By:  GREDEL HOLDINGS, L.L.C.,
                                         a New Jersey limited liability company,
                                         its sole member
                                         By:    GREDEL, L.L.C.,
                                                a New Jersey limited liability
                                                company, as manager

                                                By:    /s/ Frank A. Greek, Jr.
                                                       -----------------------
                                                Name:  Frank A. Greek, Jr.
                                                Title: General Manager

                                    PARLUX FRAGRANCES, INC.
                                    a Delaware corporation

                                    By:  /s/ Frank A. Buttacavoli
                                         ------------------------
                                         Frank A. Buttacavoli, Exec. VP/COO/CFO

                          DIRECT RECOGNITION AGREEMENT

         THIS DIRECT RECOGNITION AGREEMENT is made as of April 7, 2006 by and between:

                  GREDEL URBAN RENEWAL, L.L.C., a New Jersey limited liability company, with offices at 33 Cotters Lane, East Brunswick, NJ 08816 ("SUB-LANDLORD"); and

                  PARLUX FRAGRANCES, INC., a Delaware corporation, with offices at 3725 SW 30th Avenue, Ft. Lauderdale, FL 33312 ("SPACE TENANT").

WHEREAS:

         A. Sub-Landlord represents that it presently holds the tenant's interest under that certain "Ground Lease Agreement," dated June 4, 2004, between Sub-Landlord, as ground lessee, and GreDel Properties, L.L.C. ("FEE OWNER"), as fee owner/ground lessor ("GROUND LEASE"), for the land ("PREMISES") described on Exhibit A annexed hereto, for a term expiring thirty (30) years and thirty
              (30) days from the first day of the calendar month next succeeding the date upon which the first temporary certificate of occupancy is issued for the building to be constructed on the Premises by Sub-Landlord. A copy of said Ground Lease was recorded in the Office of the Middlesex County Clerk on June 24, 2004 in Book 5341 at page 180 et seq.;

         B. Sub-Landlord has entered into that certain "Subground Lease Agreement" ("SUBLEASE"), dated as of June 4, 2004, between Sub-Landlord, as sublessor, and Fee Owner, as sublessee, covering all of the Premises and the improvements to be constructed thereon by Sub-Landlord ("SUBLEASED PREMISES") for a term expiring thirty
              (30) years and twenty-five (25) days from the first day of the calendar month next succeeding the date upon which the first temporary certificate of occupancy is issued for the building to be constructed on the Premises by Tenant; and

         C. Space Tenant has entered into, or is about to enter into, that certain "Lease Agreement" and attached "Lease Agreement Summary" (collectively, "SPACE LEASE"), dated of even date herewith for a portion of the Subleased Premises ("SPACE LEASED PREMISES") for a term of approximately five (5) years (plus renewal options if exercised by Space Tenant).

         NOW, THEREFORE, it is agreed by and between Sub-Landlord and Space Tenant as follows:

         1. Landlord hereby acknowledges receipt of a copy of, and consents to, the Space Lease and the terms thereof, and agrees that the exercise by Space Tenant of any of the rights, remedies and options contained therein shall not constitute a default under the Sub-Lease.

         2. Sub-Landlord agrees that (a) whenever it has an obligation with respect to the Subleased Premises, or its consent or approval is required for any action of Fee Owner and/or Space Tenant under the Space Lease, then, to the extent such obligation, consent or approval relates to the Space Leased Premises or Space Tenant's use and occupation thereof, Sub-Landlord will perform such obligation and will not unreasonably withhold, unduly delay or place conditions on such consent or approval and (b) Sub-Landlord shall not, in the exercise of any of the rights arising or which may arise out of the Sub-Lease, disturb or deprive Space Tenant of its rights to possession of the Space Leased Premises (except however, if Sub-Landlord terminates the Sub-Lease as a result of a condemnation, in accordance with the terms of the Sub-Lease), or of any right or privilege granted to or inuring to the benefit of Space Tenant under the Space Lease.

         3. In the event of (a) the termination of the Sub-Lease by (i) re-entry, notice, conditional limitation, summary proceeding or other action or proceeding or otherwise, or (ii) surrender by Fee Owner (except in connection with a termination of the Sub-Lease as a result of a condemnation in accordance with the terms of the Sub-Lease), or (b) if the Sub-Lease shall terminate or expire for any reason before any of the dates provided in the Space Lease for the termination of the initial or renewal term of the Space Lease (other than in connection with Sub-Landlord's termination of the Sub-Lease as a result of a condemnation in accordance with the terms of the Sub-Lease), Space Tenant shall not be made a party in any removal or eviction action or proceeding (unless Space Tenant shall be a necessary party) nor shall Space Tenant be evicted or removed or its possession or right of possession be disturbed or in any way interfered with, and the Space Lease shall continue in full force and effect as a direct lease between Sub-Landlord and Space Tenant.

         4. Sub-Landlord covenants and represents that as of the date hereof, the Sub-Lease is in full force and effect and it knows of no default by Fee Owner under any of the terms and conditions thereof and of no circumstance which with the giving of notice or the passage of time or both would constitute a default by Fee Owner under the Sub-Lease.

         5. Sub-Landlord and Space Tenant agree that any agreement modifying (a) the Sub-Lease which would (i) effect any increase in Space Tenant's rents or decrease the term of the Sub-Lease, or (ii) increase Space Tenant's monetary obligations, or decrease Fee Owner's obligations, under the Space Lease, or (b) the Space Lease which would (y) alter the size of the leased premises, effect any decrease in Space Tenant's rents, or the term of the Space Lease, or (ii) diminish Space Tenant's monetary obligations, or increase Fee Owner's obligations, under the Space Lease, shall not be binding on Sub-Landlord or the Space Tenant, as applicable, unless such party has consented thereto in writing.

         6. Any notices, consents, approvals, submissions, demands or other communications (hereinafter "NOTICES") given under this Agreement shall be in writing. Unless otherwise required by law or governmental regulation, Notices shall be deemed given if sent by certified mail, return receipt requested, postage prepaid, or by a recognized overnight courier service that provides proof of delivery to the courier service and proof of receipt, shipping prepaid, addressed: (a) to Sub-Landlord, at the address of Tenant as hereinabove set forth or such other address as Sub-Landlord may designate by Notice to the other parties hereto; and (b) to Space Tenant, at the address of Space Tenant as hereinabove set forth, with a copy(ies) as provided in the Space Lease, or such other address or persons as Space Tenant may designate by Notice to the other parties hereto. All Notices shall become effective only on the receipt or refusal of same by the proper parties.

         7. No modification, amendment, waiver, or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising hereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by all of the parties hereto.

         8. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.

PARLUX FRAGRANCES, INC.
a Delaware corporation

By:  /s/ Frank A. Buttacavoli
     ------------------------
Frank A. Buttacavoli, Exec. VP/COO/CFO

GREDEL URBAN RENEWAL, LLC
a New Jersey limited liability company
By:  GreDel Holdings, LLC
     a New Jersey limited liability company, its sole member

By:  LIT INDUSTRIAL LIMITED PARTNERSHIP,
     a Delaware limited partnership, member
     By:  LIT Holdings GP, LLC
          a Delaware limited liability company, its sole general partner
          By:  Lion Industrial Properties, L.P.,
               a Delaware limited partnership, its sole member
               By:  LIT GP Sub, LLC,
                    a Delaware limited liability company, its sole general
                    partner
                    By:  Lion Industrial Trust,
                         a Maryland real estate investment trust,
                         its sole member and manager

                         By:  /s/ Frank A. Greek, Jr.
                              Frank A. Greek, Jr.
                              General Manager

By:  GREDEL, LLC,
     a New Jersey limited liability company, member

     By:  /s/ Frank A. Greek, Jr.
          Frank A. Greek, Jr.
          General Manager